Exhibit 10.2

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* Portions of paragraphs 1.15, 5.1, 5.2, 5.3, 5.9, 7.2, 7.5, 8.1, 9.1.2, 9.2.4, 14.1(b), 16, 19, 23.2, Exhibit C and Exhibit D of this agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (“Agreement’) is made by and between PA, LLC, a Delaware limited liability company having its principal place of business at 1901 S. Harbor City Boulevard, Suite 300, Melbourne, Florida 32901, f/k/a PetroAlgae, LLC (“PA”), and GTB Power Enterprise, Ltd., a limited liability company organized and existing under the laws of Samoa and having its principal place of business at 3550 Wilshire Blvd., Suite 1747, Los Angeles, CA 90010 (“Licensee”). This Agreement shall be effective as of March 5, 2009 (the “Effective Date”).

RECITALS

A.	PA has developed and is developing the Licensed Technology (defined below) into a proprietary production system for the growth and harvesting of algae for the production of oil and biomass (the “PA System”). A detailed technical description of the Licensed Technology is attached hereto as Exhibit “A”.

B.	Licensee is desirous of collaborating with PA to commercially utilize the Licensed Technology through the grant from PA of an exclusive, royalty-bearing license to use the Licensed Technology in the Territory (as defined in Section 1.18 hereinbelow).

C.	Licensee will construct and operate ten (10) facilities for the growth and harvesting of algae for the production of oil and biomass which utilize and incorporate the Licensed Technology (each, a “Unit” and, together, the “Units”). Each Unit will utilize five thousand (5000) hectares of land each, and will each be constructed in increments of five hundred (500) hectares (“Unit Increments”).

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1 “Affiliate” shall mean any corporation or other business entity which controls, is controlled by or is under common control with Licensee. For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of at least 51 % of the outstanding stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority) and to exercise control over the management of such company; provided, however, that in any country where the local law shall not permit foreign equity participation of at least 51%, then an “Affiliate” shall include any company in which Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law and otherwise exercises control over the management of such company.

1.2 “Business Days” shall mean days on which banks and securities firms in New York City are customarily open for business.

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1.3 “Design Change” shall mean any material change, as determined by PA in its sole discretion, to any plan, drawing, specification, configuration, biological organism, chemical formulation or other embodiment of the Licensed Technology.

1.4 “Field-of-Use” shall mean any commercial, non-military use.

1.5 “Fuel Products” shall mean any and all products generated by the Licensed Technology that possess the characteristics of petroleum and petroleum bi-products created from the processing and refining of crude oil.

1.6 “Governmental Official” shall mean any officer or employee of any government within the Territory or any department, agency or instrumentality thereof, or of any government-owned or government-controlled corporation or any public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, instrumentality, corporation or public international organization.

1.7 “Improvements” shall mean any and all improvements, alterations, variations, updates, design changes, modifications and enhancements made, developed, or discovered in connection with the Licensed Technology or the PA System.

1.8 “Licensed Patents and Intellectual Property” shall mean those patent applications listed in Exhibit “B”, and any patents or patent applications claiming priority through the patent applications listed in Exhibit B”, including provisional, non-provisional, continuation, divisional, substitution, continuation-in-part, issued and reissued applications, filed in the United States, foreign jurisdictions, regional patent offices or organizations, and/or under international conventions and/or treaties including but not limited to the Paris Convention, the Patent Cooperation Treaty (PCT), and the International Union for the Protection of New Varieties of Plants (UPOV).

1.9 “Licensed Products” shall mean any oil, biomass, or other saleable item produced by Licensee, its Affiliates, any Sublicensee, or any unauthorized party related to Licensee, its Affiliates or Sublicensees using the Licensed Technology (including without limitation any Fuel Products, oil, biomass, Meal Products or other saleable item produced from or at a Unit).

1.10 “Licensed Technology” shall mean any and all Licensed Patents and Intellectual Property, trade secrets, copyrights, technological and product know-how (including, without limitation, such know how as described on the attached Exhibit “A”), biological matter, or other technology or information possessed by PA which relates to or is connected with the PA System. Notwithstanding the foregoing, the Licensed Technology shall not include any software or computer programs connected with the PA System. The PA System configuration selected herein is for the creation of biodiesel feedstock and meal; should Licensee desire to select an alternative system configuration, the parties will in good faith negotiate the economic and certain other terms and conditions pertaining thereto.

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1.11 “Licensee Improvements” shall mean any and all Improvements made, developed, or discovered solely by Licensee (or any properly authorized, under Section 3 hereinbelow, Affiliate or Sublicensee of Licensee, or any third-party contractor under Section 2) to the Licensed Technology or the PA System during the planning, construction, or operation of any of the Units.

1.12 “Meal Products” shall mean any and all co-products created by the Licensed Technology that are remaining after the removal of the Fuel Products.

1.13 “Net Sales” shall mean the total of the gross revenue received by Licensee, its Affiliates, any Sublicensee, or any unauthorized party related to Licensee, its Affiliates or Sublicensees from the export, sale, use, distribution, or other disposition or transfer of Licensed Products; provided, however, that Net Sales shall not include (i) reasonable discounts actually allowed, customary in the trade for quantity purchases, cash payments, prompt payments, and to wholesalers and distributors (provided that, unless waived by Licensor in writing in advance, such reductions shall not exceed 10% of the highest sale price charged to other customers), (ii) customary prepaid freight and insurance, and (iii) customs duties, sales taxes, or other governmental charges actually paid in connection with sales of Licensed Products (but excluding any form of income taxes). Any adjustment to Net Sales resulting from returns of Licensed Products sold shall only be applied as an adjustment to Net Sales in succeeding periods. If a Licensed Product is distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to Affiliates or otherwise, Net Sales shall be based on the customary amount billed for such Licensed Products.

1.14 “PA Improvements” shall mean any and all Improvements made by PA, whether solely or acting jointly with others, to the Licensed Technology or the PA System.

1.15 “*” shall mean an amount equal to * (the “*”, which represents *).

1.16 “Software” shall mean the computer programs required to operate the PA System described on Exhibit “C”, and any updates, upgrades, improvements, alterations, or modifications thereto.

1.17 “Sublicensee” shall mean any person or entity that has a valid sublicense to construct, operate, or use any portion of the Licensed Technology or PA System pursuant to a sublicense from Licensee after compliance with the provisions of Section 3 below.

1.18 “Territory” shall mean the People’s Republic of China and its Special Administrative Regions, Taiwan, R.O.C., and Yonaguni.

1.19 “Term” shall mean that period beginning on the Effective Date and expiring twenty (20) years thereafter. Licensee shall have the option to extend the Term for two (2) additional subsequent twenty (20) year periods; provided, however, that royalties for any additional period(s) shall be negotiated in good faith between the parties prior to any such extension.

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2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, PA hereby grants to Licensee an exclusive royalty-bearing license to use the Licensed Technology to construct and operate the Units in the Territory during the Term in the Field-of-Use and the right to sell Licensed Products worldwide. The right of Licensee to use any and all Software shall be governed by the terms of a separate Software licensing agreement.

2.2 The right of Licensee to construct and operate the Units includes the right to contract with third parties within the Territory to assist in the planning, construction, and operation of the Units (any such agreements, “Third-Party Contractor Agreements”); provided, however, that such right, and the Third-Party Contractor Agreements, shall be subject to and conditioned upon Licensee first obtaining (i) appropriate (in the Licensor’s reasonable discretion) supervision, control, and quality assurances by such third parties, (ii) such third parties’ agreement to be bound in writing in a manner sufficient, in the Licensor’s reasonable discretion, to protect any and all rights of Licensor, including without limitation the Licensor’s rights in and to the Licensed Technology, the Licensed Patents and Intellectual Property, or which may otherwise arise hereunder (such agreement may include, in the Licensor’s sole and absolute discretion, naming the Licensor as a third-party beneficiary thereunder, or providing some other form of contractual protection which would allow the Licensor to directly enforce any breach thereof), and (iii) to not otherwise exceed the scope of the license under this Agreement. Licensee shall be liable for any and all breaches of violations of this Agreement or any Third-Party Contractor Agreements by any such third parties.

3.	AFFILIATES; SUBLICENSES

3.1 Licensee shall have the right to sublicense to any Affiliates provided that such Affiliates first consent in writing to be bound by the applicable terms of this Agreement to the same extent as Licensee and such consent has been delivered to PA. Licensee shall provide PA with a copy of all documentation granting any such rights no later than ten (10) Business Days after the date such documentation is executed and delivered.

3.2 Licensee shall have the right to sublicense the rights granted to it in Section 2.1 to any entity which does not meet the definition of an Affiliate solely due to limitations on foreign ownership applicable under the laws of the jurisdiction where such entity is formed and operated (which shall be limited to jurisdictions within the Territory), provided, however, that Licensee owns no less than thirty-five percent (35%) of such entity, and further provided, that such entity first consents in writing to be bound by the applicable terms of this Agreement to the same extent as Licensee and such consent has been delivered to PA. Licensee shall provide PA with a copy of all documentation granting any such rights no later than ten (10) Business Days after the date such documentation is executed and delivered.

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3.3 Licensee may sublicense the rights granted to it under Section 2.1 to any third party not referenced in Section 3.1 or Section 3.2 above by obtaining written approval from PA prior to entering into any agreement with such third parties, which may be withheld or conditioned in PA’s sole and absolute discretion, and provided, that such third party first consents in writing to be bound by the applicable terms of this Agreement to the same extent as Licensee and such consent has been delivered to PA. Licensee shall provide PA with a copy of all documentation granting any such rights no later than ten (10) Business Days after the date such documentation is executed and delivered.

3.4 The parties agree to negotiate in good faith and take commercially reasonable actions to allow for the minimization of taxes, including without limitation any withholding taxes. Further, Licensee agrees to strictly enforce against any Sublicensee receiving a sublicense under this Section 3 all of the provisions which are required to be included in such sublicensing agreements for the protection of PA, as provided in this Section 3; to advise PA of any violations thereof by any such Sublicensee, and of corrective actions taken by such Sublicensee and the results thereof; and at the request of PA to terminate such sublicense agreement with any Sublicensee which violates any of such provisions for the protection of PA. if Licensee fails to exercise such termination rights by giving written notice to such Sublicensee in question within 15 days after being requested to do so in writing by PA, Licensee appoints PA its irrevocable attorney-in-fact to send a notice of termination in the name of Licensee to such Sublicensee for the sole purpose of terminating the sublicensing agreement or any specific rights of such Sublicensee under such sublicensing agreement, it being agreed that PA shall not incur and shall not assume, and shall not be deemed to assume, any obligations or liabilities in connection with such action or its power of attorney.

3.5 Upon termination of this Agreement and the termination of the license granted under Section 2 hereof for any reason other than the expiration of the Term, PA will, at its sole discretion, through a substitute licensee or designee grant to each Sublicensee under a sublicense relating to the Licensed Technology existing at the time (provided that such Sublicensee was not the cause for the early termination of this Agreement) either (a) a temporary, revocable, limited, non-exclusive sublicense for a period of 90 days (during such time period PA’s substitute licensee or designee and such Sublicensee may negotiate a mutually acceptable non-exclusive sublicense agreement), or (b) a temporary, revocable, limited, non-exclusive license for a period of 90 days (during such time period PA and such Sublicensee may negotiate a mutually acceptable non-exclusive license agreement); provided, however, that PA’s obligations under any such arrangement shall be consistent with and not exceed PA’s obligation to Licensee under this Agreement, and further provided, that such Sublicensee agrees in writing sent to PA to assume all obligations of this Agreement for the benefit and protection of PA, including the obligations to make all payments due under this Agreement and under any such sublicense. It is agreed that the provisions of this Section 3.5 shall not impose, and shall not be construed to impose, any obligations or liabilities of Licensee under any sublicense agreement with any Sublicensee or any arrangement as described above in this Section 3.5. PA shall not be responsible or liable for any liabilities, claims, penalties or damages on the part of Licensee or any Sublicensee or relating to any sublicenses authorized in Section 3 hereof, and Licensee and each authorized Sublicensee shall

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defend, indemnify, and hold all PA Parties (as defined in Section 9.3 below) harmless from and against any and all claims, demands, or actions asserted by any other person or entity alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, penalty or damage arising or resulting from any sublicense agreement with any Sublicensee or any arrangement as described above in this Section 3.5.

4.	PATENT FILING AND PROSECUTION

4.1 Subject to the requirements, limitations and conditions set forth in this Agreement, PA shall have the exclusive right, power, and authority to control: (i) the preparation, filing, and prosecution of any and all United States and foreign patent applications connected with the Licensed Technology, the PA System, and any Improvements to the foregoing which are not Authorized Licensee Improvements (as defined in Section 10.1 hereinbelow), defined below (including any interferences and foreign oppositions), and (ii) the maintenance and enforcement of any and all patents issuing from (i) above or any Authorized Licensee Improvements which Licensee fails to file, prosecute or protect as described below in this Section 4.1. Subject to the requirements, limitations and conditions set forth in this Agreement, during the Term Licensee shall have the exclusive right, power, and authority to control: (x) the preparation, filing, and prosecution of any and all patent applications worldwide which arise out of or are connected with any Authorized Licensee Improvement, and (y) the maintenance and enforcement of any and all patents issuing therefrom worldwide; provided, however, that PA shall have the right to approve all such filings or prosecution in writing in advance of making any filings or taking such action (as applicable), such approval not to be unreasonably withheld. PA shall be provided drafts of all such filings no later than thirty (30) days prior to the proposed filing date, and Licensee shall implement reasonable requests made by PA with regard to the preparation, filing, prosecution and/or maintenance of any patent applications and/or patents with respect to any Authorized Licensee Improvements in any jurisdiction within the Territory. Licensee agrees that it shall not surrender patentable subject matter or narrow claim scope so as to avoid overlap with other technologies of Licensee or its Affiliates. Licensee shall, at the request of PA, file, prosecute, and maintain patent applications and patents, as the case may be, in those foreign countries within the Territory designated by PA. In the event that Licensee does not within 60 days following written request from PA, exercise its right to prepare, file or prosecute any patent applications in connection with any Authorized Licensee Improvement pursuant to the terms of clause (x) above or maintain or enforce any patents in connection with any Authorized Licensee Improvement pursuant to the terms of clause (y) above, PA shall have the right to take such action, and upon completion of such action, Licensee agrees that PA shall have the sole and exclusive right, title and interest in such Authorized Licensee Improvement, and Licensee shall, upon request from PA, execute and deliver such instruments and take such actions are reasonably necessary in order to transfer to PA, or as the case may be, establish legal title and interest of such Authorized Licensee Improvement in and to PA. Each party shall pay its own legal fees and out-of-pocket expenses associated with any of the activities of either party described in this Section 4.1, except as described herein, but including, without limitation, the prosecution and maintenance of all patents included in the Licensed Technology or any Licensee Improvements.

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4.2 Promptly after the Effective Date and from time to time during the Term of this Agreement and thereafter, Licensee, and its Affiliates, shall disclose to PA all inventions, technical data, information, and materials relating to the Licensed Technology or the PA System that could reasonably be considered Licensee Improvements. Promptly after the Effective Date and from time to time during the Term of this Agreement, PA shall disclose to Licensee all PA inventions, technical data, information, and materials relating to the Licensed Technology that could reasonably be considered Improvements.

5.	LICENSING FEES AND ROYALTIES

5.1 For the * Unit, Licensee shall pay PA a licensing fee of *, which Licensee shall pay in increments as described in the payment schedule set forth in Exhibit “D” attached hereto. For the * Units, Licensee shall pay PA a licensing fee of *, which Licensee shall pay in increments according to the payment schedule set forth in Exhibit “D” attached hereto. The licensing fees for the * Units will be * and shall be paid as described in Exhibit “D”; provided, however, in the event of *, the licensing fees for the * Units at such time may be adjusted at the end of each calendar year subject to PA’s consent. In the event that Licensee desires to use the Licensed Technology *, the parties will negotiate such right in good faith on terms similar to those contained in this Agreement.

Notwithstanding anything stated to the contrary herein and independent of the construction schedule for the Units, and for purposes of clarification with respect to Licensee’s * under this Agreement, Licensee agrees to pay * increments of the license fees to PA in the * increment amounts and in accordance with the timeline as set forth on the attached Exhibit “D”.

5.2 Licensee shall pay PA a royalty equal to * of any and all Net Sales from each Unit; provided, however that * such Unit. The * for any Unit may be * as described below.

5.3 The * shall increase for any *. Any * shall not increase the *. Any * shall adjust the * upward to reflect the * as described in the following paragraph.

At the end of each calendar year, the parties shall review any * of the Units over the * and negotiate in good faith to mutually determine (whereby both parties must consent) which portion *.

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5.4 All payments will be paid to PA in U.S. dollars by check or wire transfer of immediately available funds, as directed by PA in writing. The remittance of royalties payable on Net Sales outside the United States shall be payable to PA in United States Dollar equivalents at the rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the reporting period for which the royalties are payable. If the transfer of, or the conversion into, or payment of, the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of PA or its nominee in any commercial bank or trust company of PA’s choice, prompt written notice of which shall be given by Licensee to PA.

5.5 Licensee shall be responsible for payment of all bank transfer charges, taxes, duties and other charges imposed by any taxing, authority (other than PA’s income taxes) in connection with any payments, fees, or royalties paid by Licensee to PA.

5.6 Amounts payable under Sections 5.2, 5.3, 5.4 and 5.5 hereof shall be paid, quarterly, in arrears, to PA within forty-five (45) days of the end of the calendar quarter in which such royalties are incurred.

5.7 In the event that Licensee and PA do not agree regarding whether the sale of products or services is within the scope of any royalty or payment obligation herein, the following dispute resolution procedures shall apply: (1) Either party can raise a dispute as to a sale, a royalty, or other payment obligation by objecting to such sale, royalty, or payment obligation, in writing, to the other party, (2) Thereafter, the CEO of PA (or designee thereof) and the CEO of Licensee (or designee thereof) shall have thirty (30) days in which to negotiate in good faith to resolve the dispute. If these negotiations are insufficient to resolve the dispute, then the parties shall enter into binding arbitration as described in Section 22 hereof, unless otherwise agreed by the parties in writing; and judgment upon the arbitration award may be entered in any court having jurisdiction. Each party shall bear its own costs in any such arbitration.

5.8 If either Licensee, of any of its Affiliates or Sublicensees desires to solicit or accept any consideration for the sale of any Licensed Product (either directly or indirectly) not in accordance with the terms of the Net Sales as established herein, Licensee shall seek PA’s prior written consent, which consent may be conditioned or withheld in PA’s reasonable discretion. Licensee shall not enter into any transaction with any Affiliate or Sublicensee that would circumvent its monetary or other obligations under this Agreement.

5.9 In the event that Licensee, Affiliates, or Sublicensees sell Licensed Products to a Third Party to whom it also sells other products or services, the price for such Licensed Products shall * such that the * covered by Section 5 is * with the * by Licensee, Affiliates, or Sublicensees or for the * covered by Section 5 * under this Agreement. If the sale of a Licensed Product

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under such circumstances results in * of such Licensed Product, then the * covered by Section 5 shall be deemed to be *. The parties acknowledge that Licensee currently possesses and/or may pursue access to other intellectual property rights that are not covered by this Agreement. Sale of any product that is not a Licensed Product will not create any royalty obligation under this Agreement.

6.	CONFIDENTIALITY

6.1 Each party undertakes during the Term of this Agreement, and for a period of five (5) years following the termination of this Agreement, to hold in confidence and not to use or disclose to any other person or entity, or to use for any purpose other than pursuant to this Agreement, any confidential or proprietary information, knowledge, know how, materials or data (the “Confidential Information”) received from the other party. Information which is communicated orally shall be considered Confidential Information if such information is either identified in writing as confidential or proprietary at time of initial disclosure or confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. Licensee shall require any Sublicensee to assume the same obligation in any sublicenses. The obligation under this Section 6.1 shall not apply to information which:

6.1.1 is known to the receiving party or any of its Sublicensees prior to its receipt by the receiving party, without violating any confidentiality obligation, and can be so proven by written records;

6.1.2 or is received at any time by the receiving party or its Sublicensees in good faith from another person or entity lawfully in possession of it and having the right to disclose the same, and can be so proven by written records;

6.1.3 or is as of the date of receipt by the receiving party in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the employees or agents of the receiving party or its Sublicensees which acts or omissions have not been consented to by the other party, and can be so proven by written records;

6.1.4 is independently developed by or on behalf of the receiving party without resort to the other party’s Confidential Information as can be shown by reasonable documentary evidence.

6.2 Notwithstanding the provisions of Section 6.1, Licensee may use the Confidential Information received from PA solely as necessary in connection with applying for and securing any governmental authorizations necessary for it to perform its obligations hereunder. PA and Licensee may also disclose Confidential Information to the extent required by applicable law, provided that the party required to make such disclosure cooperates with the other party’s efforts to limit such disclosure and notifies such other party upon receipt of any order or request for such disclosure.

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7.	CONSTRUCTION, AND OPERATION OF UNITS AND UNIT INCREMENTS

7.1 Licensee, upon execution of this Agreement, shall, at it sole cost and expense (except for those items to be provided by PA as set forth on the attached Exhibit “A”), use its best efforts to proceed with the planning and the construction of the Units throughout the Territory as described in this Section below and otherwise in this Agreement. Once construction for each Unit is completed, Licensee shall, at its sole cost and expense (except for those items to be provided by PA as set forth on the attached Exhibit “A”), use its best efforts in operating such Unit to generate and maximize Net Sales therefrom.

7.2 No later than sixty (60) days prior to the date on which the Licensee intends to commence construction on any Unit Increment, Licensee shall * which may be requested by PA. Upon receipt of the required items as described in the immediately preceding sentence, PA *.

7.3 During the construction of any Unit or Unit Increment, Licensee will allow PA’s personnel reasonable access to all construction and manufacturing sites and facilities associated with such Unit or Unit Increment. Licensee shall obtain PA’s written consent (which consent may be withheld or conditioned in PA’s sole and absolute discretion) prior to malting any Design Change.

7.4 Within thirty (30) days after (a) Licensee provides to PA evidence that is reasonably satisfactory to PA to establish the adequate capitalization of Licensee as required under Section 7.7 hereof and (b) Licensee submits (i) written notice to PA within ten (10) days from execution of a sublicense agreement entered among Licensee and a Sublicensee (which sublicense agreement shall comply fully with the provisions of this Agreement) stating that such sublicense agreement had been executed and (ii) written evidence of said Sublicensee being adequately capitalized in order for Sublicensee to design, plan, develop, construct, operate and maintain a Unit as required by the provisions of this Agreement during the Term of this Agreement, PA shall provide the documents and information listed on Exhibit “H”, and shall provide all other reasonably available information in its possession which relates to the Licensed Technology or the planning, construction, and operation of the Units and is reasonably requested by the Licensee. So long as Licensee has not defaulted under this Agreement, PA shall at its expense provide personnel necessary (as reasonably determined by PA) to provide technical assistance to Licensee in the planning, construction, and operation of any Unit as further described in that certain Service and Support Agreement entered into between the parties, a form of which is attached hereto as Exhibit “E”. PA may provide such services through one or more of its affiliates, including without limitation, a limited company based in Hong Kong or a wholly foreign owned enterprise in the People’s Republic of China.

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7.5 Construction for any Unit, or any Unit Increment, shall not be deemed complete hereunder until * such Unit. As used herein, “*” shall mean that, *, and any * in its sole and absolute discretion, *, that the *, and that the *. In the event PA * or Unit Increment, PA will * of such to Licensee. Notwithstanding anything contained herein to the contrary, Licensee shall not begin commercial operations of any Unit or Unit Increment, or otherwise operate any Unit or Unit Increment with the intent of producing any Licensed Products, until such Unit or Unit Increment has been * under this Section 7.5.

7.6 Licensee shall use its best efforts to prepare and file or cause to be prepared and filed all necessary applications to obtain any necessary approvals, consents, or other authorizations for the construction, and operation of Units and the sale of Licensed Products in the name of Licensee or its Affiliates or Sublicensees from any necessary governmental authorities in the Territory or where Licensee, its Affiliates or Sublicensees intend to use or sell the Licensed Products. Licensee shall use its best efforts in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Licensed Technology.

7.7 Licensee shall within eleven (11) months after the Effective Date and at all times thereafter maintain adequate capitalization (which shall be no less than one million U.S. dollars) to perform its obligations under this Agreement. Throughout the Term of this Agreement, Licensee shall, upon the request of PA, provide evidence satisfactory to PA (in its reasonable discretion) that it is adequately capitalized pursuant to the terms hereof. Licensee also shall establish an escrow account for each Sublicensee that is reasonably satisfactory to PA for the purpose of collecting royalties due from said Sublicensee and disbursing royalty payments due to PA.

7.8 Within eleven (11) months after the Effective Date, Licensee’s capitalization structure, including without limitation both debt, convertible debt, and any form of option to purchase equity, is as set forth on Exhibit “G”.

8.	REPORTS; AUDIT RIGHTS

8.1 During the Term, for each Unit, during the planning and construction of such Unit and prior to the time in which PA * such Unit, no later than ten (10) days after each calendar quarter after the Effective Date, Licensee shall submit to PA a progress report describing the material planning and construction activities with respect to such Unit during such immediately preceding quarter. The progress reports submitted under this Section 8.1 shall include, but not be limited to, the following topics:

*

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In addition, Licensee shall provide all other information related to or connected with the planning or construction of the Unit which PA requests. All reports due from Licensee to PA under this Agreement, including without limitation the progress reports above, shall be submitted in English. All such progress reports shall be true, accurate, clear and complete in all respects, and shall contain no misleading information.

8.2 With each payment pursuant to Sections 5.2, 5.3, or 5.4 hereunder during the Term of this Agreement (including the last day of any such calendar quarter following the expiration date of this Agreement), Licensee shall provide PA with a report detailing: (i) all royalties and other revenue owed to PA hereunder with an itemization of the source of such revenue (e.g., whether due to sales of products (including model numbers), and services received from Sublicensees, or other commercial partners, etc.), (ii) gross and Net Sales on all Licensed Products sold, (iii) other information reasonably requested by PA. If no payment is due for any period, Licensee shall so report. The report must be certified by a signed, duly notarized affidavit from the CEO and CFO of the Licensee.

8.3 Licensee shall keep, and it shall require its Sublicensees to keep, accurate records in accordance with the International Accounting Rules and in sufficient detail including reporting of Net Sales and all appropriate deductions claimed, to enable the payments due under Section 5 to be determined. Upon the request of PA, Licensee, its Affiliates and its Sublicensees shall permit an independent certified public accountant selected by PA to have access during regular business hours and upon reasonable notice to Licensee, to inspect and copy those records of Licensee and its Affiliates, and Sublicensees as may be necessary or desirable to verify the accuracy of the reports given pursuant to this Agreement. Should the audit reveal an underpayment discrepancy of five (5%) or more between any payment reported and any payment actually due to PA, Licensee shall pay all fees and expenses incurred in conducting the audit; otherwise PA shall pay the fees and expenses incurred in conducting the audit and inspection. Underpayment discrepancies shall be paid promptly by Licensee to PA and overpayment discrepancies shall be credited to Licensee’s account in connection with the next subsequent payment of royalties.

9.	WARRANTY AND INDEMNIFICATION

9.1 PA hereby represents and warrants as follows:

9.1.1 Except as disclosed on Exhibit “B”, PA either owns or is the exclusive licensee of the Licensed Technology and to the best of PA’s knowledge, the Licensed Technology does not infringe or violate any third party intellectual property rights and no third party has infringed upon PA’s rights in the Licensed Technology.

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9.1.2 Upon complete and correct build out of any Unit hereunder, which PA *, and which takes place in accordance with all technical, operational, and performance specifications provided by PA for such Unit, and in accordance with any and all guidance, supervision, assistance, support or direction provided by or from PA (including, without limitation, technical, design, engineering, construction, mechanical, production, manufacturing, economic, or financial or otherwise) during the design, construction, or operation of the Unit as described in Section 7, such Unit will, * (including without limitation *) be able to *, (the *). In the event that such a Unit does not *, then * shall not be deemed a breach hereof and the parties shall negotiate and agree in good faith * from such Unit.

9.2 Licensee hereby represents and warrants as follows:

9.2.1 Licensee has the right, power, and authority to enter into this Agreement, that the Agreement has been duly executed and delivered, that the Agreement is legal, valid, and binding according to its terms, and that the Agreement does not contravene any other agreement to which Licensee is a party or its governing documents (including without limitation any certificate of organization or operating agreement).

9.2.2 Licensee can, and will, perform its obligations hereunder without violating any applicable government law, regulation, or rule.

9.2.3 Licensee has all resources (including, without limitation, financial, engineering, and technical resources) which may be necessary to perform its obligations hereunder (including, without limitation, its obligations under Sections 5 and 7), and can demonstrate, to the Licensor’s reasonable satisfaction, that such resources are sufficient to enable Licensee to perform its obligations hereunder.

9.2.4 No later than * from the Effective Date, Licensee shall deliver to PA a copy of *, a *, or * providing that * or * will pursuant to a final, definitive agreement, *.

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9.2.5 Licensee, and any Affiliate and Sublicensee, will use the Licensed Technology exclusively for the production of Licensed Products.

9.2.6 The representations and warranties under this Section 9.2 shall survive execution of this Agreement.

9.3 OTHER THAN AS SPECIFICALLY SET FORTH ABOVE, NEITHER PA, ANY PA AFFILIATE, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS (INDIVIDUALLY AND COLLECTIVELY “PA PARTY” AND “PA PARTIES”), MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE LICENSED TECHNOLOGY, THE PA SYSTEM OR THE USE THEREOF, AND ALL PA PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT MATTER HEREUNDER OR USE THEREOF, AND, OTHER THAN AS MAY DESCRIBED HEREIN, NO PA PARTY ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATE, OR SUBLICENSEES OF LICENSED PRODUCTS. Licensee has not relied on any oral or written statements or any other materials provided by any PA Party in connection with this Agreement and that the decision to enter into this Agreement is based solely on Licensee’s independent due diligence.

9.4 No PA Party shall have any liability or obligation in respect of any infringement of any patent or other right of third parties due to Licensee’s, or its Affiliate’s or Sublicensee’s activities under this license granted hereby. LICENSEE, AFFILIATES, AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OR DISPOSITION OF LICENSED PRODUCTS OR USE OF THE LICENSED TECHNOLOGY. Notwithstanding anything stated to the contrary, in no event shall any PA Party be responsible or liable for any direct, indirect, special, punitive, incidental, or consequential damages or losses, including, without limitation, losses of use, profits, business, reputation or financing (including, without limitation, claims by third parties for which a duty to indemnify and hold harmless exists hereunder) or other economic loss or damage with respect to this Agreement regardless of any legal theory, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise. All warranties provided by PA under this Agreement in connection with the Licensed Technology or the PA System shall automatically become null and void in the event of any Improvement or Design Change not approved by PA made or caused by Licensee, or its Affiliates or Sublicensees. The limitations on liability contained in this Section 9.4 apply even though one or more PA Parties may have been advised of the possibility of such damage.

9.5 Licensee hereby agrees to indemnify, defend, save and hold each and all PA Parties harmless from and against any and all claims, demands, or actions (“Claims”) asserted by any other person or entity alleging or seeking recovery or other relief for any

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liability, cost, fee, expense, loss, or damage arising or resulting from the use of Licensed Technology or Licensed Products by Licensee, its customers, end-users, Affiliates, agents, employees, directors, officers (collectively “Agents”), or its Sublicensees or their Agents, however the same may arise; provided, however, that the foregoing obligations shall not apply to any Claims arising out of Licensee’s use of the Licensed Technology under the direct guidance or instruction of PA or a PA Party. Licensee further hereby agrees to indemnify, defend, save and hold PA and each and all PA Parties harmless from and against any and all liabilities, costs, fees, expenses, losses, or damages arising from or connected with Licensee’s material breach or violation of any representation, warranty, obligation or other covenant contained herein. Licensee shall not, and shall require that its Affiliates, and Sublicensees not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that, as to any PA Party, are inconsistent with any disclaimer or limitation included in Section 9.

9.6 PA hereby agrees to indemnify, defend, save and hold Licensee harmless from and against any and all liabilities, costs, fees, expenses, losses, or damages arising from PA’s material breach or violation of any representation, warranty, obligation or other covenant contained herein.

10.	OWNERSHIP AND PATENT ENFORCEMENT

10.1 PA owns and shall own any and all right, title and interest in and to the Licensed Technology, the PA System, and any PA Improvements regardless of whether developed prior to or after the Effective Date. Neither Licensee nor any of its Affiliates or Sublicensees shall attempt to create, devise, make or discover any Licensee Improvements, or otherwise attempt to modify, alter, or change the Licensed Technology or the PA System, without the prior express written consent of PA (any such authorized Licensee Improvements receiving PA’s express written consent shall herein be referred to as, “Authorized Licensee Improvements”). Licensee shall own any and all right, title, and interest in and to any Authorized Licensee Improvements. In the event that Licensee or any party other than PA creates, devise, makes or discovers any Licensee Improvements without PA’s prior written consent, then PA shall own all right, title, and interest in and to such Licensee Improvements. Licensee shall, and shall cause each of its Affiliates, Sublicensees, employees and agents to, take all actions and to execute, acknowledge, and deliver all instruments or agreements reasonably requested by PA, and necessary for the perfection, maintenance, protection, enforcement or defense of the rights of PA or PA with respect to any Licensed Technology, the PA System, any PA Improvements, or any Licensee Improvements not made in compliance with this Section.

10.2 No later than thirty (30) Business Days after the creation or discovery of any Licensee Improvements (regardless of whether such Licensee Improvements are Authorized Licensee Improvements), Licensee shall inform PA in writing about such event and shall provide a complete description of any such Licensee Improvement and all supporting research, data, or other information concerning such Licensee Improvement. In the case of any Licensee Improvements solely created or discovered by a Sublicensee, Licensee shall inform PA thirty (30) Business Days after Licensee knows, or should have

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known, of such Licensee Improvement, provided that Licensee shall use its best efforts to monitor the activities of its Sublicensees and require in its sublicense agreement(s) that each Sublicensee provides sufficient notice to Licensee of any Licensee improvement created or discovered by such Sublicensee in order for Licensee to comply with this Section 10.2. PA will have the right to an exclusive, perpetual, worldwide, royalty-free license to any and all Authorized Licensee improvements in all fields of use. PA shall have the right to sub-license any such Authorized Licensee improvements to any third party to whom it currently licenses the PA, System or the Licensed Technology or to whom it intends to license the PA System or the Licensed Technology; provided, however, that no later than forty-five (45) Business Days prior to doing so, PA will provide notice of such intent to Licensee and Licensee will have the right to license such Authorized Licensee Improvements directly to such third party. In such event, Licensee, PA and such third party shall negotiate in good faith a royalty for such third party’s use of such Authorized Licensee Improvements, which shall be commercially reasonable given the circumstances and proposed deal structure between PA and such third party.

10.3 Each party shall inform the other party promptly in writing (and in any event no more than fifteen (15) Business Days after the date on which the party learned, or should have learned, of any alleged infringement by any other person or entity of the Licensed Technology, the PA System, or any Licensee Improvements which comes to its attention and of any available evidence thereof.

10.4 Upon notice by either party of an alleged infringement under Section 10.2, either party can, subject to Section 10.7, require the reasonable cooperation of the other party to take all reasonable steps to enforce any relevant rights to the Licensed Technology, the PA System, or any Licensee improvements against infringers. If the parties jointly agree to enforce such rights against any alleged infringement, all costs and proceeds shall be shared equally. In the event that either party declines, as described in Sections 10.5 and 10.6 hereinbelow, to participate in an enforcement action, the Enforcing Party may require, subject to Section 10.7, the Declining Party to provide reasonable cooperation, at the Enforcing Party’s sole expense. In such an event, subject to the terms hereunder, the Enforcing Party shall enjoy any and all proceeds without any obligation of payment to the Declining Party. Notwithstanding the previous sentence, and for avoidance of doubt, if Licensee is the Enforcing Party in such an action, any proceeds received by Licensee with respect to the infringement shall be subject to royalties as set forth in Section 5.

10.5 If either party is not willing to take action against an infringer of the Licensed Technology, PA System, or Licensee Improvement, such party (the “Declining Party”) shall, within a reasonable time, but not more than sixty (60) days after receipt of notice of the alleged infringement, notify the other party (the “Enforcing Party”) that it will not take action against the infringer. The Declining Party shall permit, if legally necessary, the use of its name and shall execute any documents and do any acts as may be reasonably necessary for the purpose of taking such action. The Enforcing Party shall keep the Declining Party informed of the progress of the action, and the Declining Party shall be entitled to engage separate counsel at any time at its own expense. Notwithstanding the foregoing, the Declining Party can join any action by the Enforcing Party at its own expense.

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10.6 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Technology in the Territory shall be brought against either party (the Responding Party), the Responding Party shall notify the other party in writing immediately upon receiving notice thereof, and the parties shall consult concerning the action to be taken. The other party, at its option, shall have the right no later than thirty (30) days after commencement of such action to join the action and share the expense thereof. In such event, the parties will confer prior to making any decision regarding settlement or other significant decisions regarding the suit or action and no such decision will be made without the consent of both parties, which consent will not be unreasonably withheld, conditioned or delayed.

10.7 Any infringement suit which either party may institute to enforce the Licensed Technology, PA System, or any Licensee Improvement pursuant to this Agreement, or in a suit for patent infringement which is brought by another person or entity against PA or Licensee, which either party or both parties are required or elect to defend, the other party hereto shall, at the reasonable request and the expense of the party initiating such suit (or if any such party is defending such suit at the expense of Licensee), subject to this Section 10, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.8 Nothing in this Section shall require PA to breach any obligation of confidentiality, pre-existing at the time of any request by Licensee, owed to any other person or entity.

11.	COMMUNICATION

Any and all notices and communications made hereunder or in connection with this Agreement shall be made in writing and in English. Any payment, notice, or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made and deemed given on the date of delivery if hand-delivered or couriered to the party, or on the date five (5) Business Days after it is sent to the party by mail, international first class postage prepaid (followed up by fax and electronic mail on the same day it is delivered), addressed to the party at its address set forth or to such other address as it shall be designated by written notice to the other party as follows:

In the case of PA:

PA, LLC

1901 South Harbor City Boulevard

Suite 300

Melbourne, Florida 32901

U.S.A.

Fax: +1 321 723 7047

Attn: Chief Executive Officer

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In the case of Licensee:

GTB Power Enterprise, Ltd.

3550 Wilshire Boulevard, Suite 1747

Los Angeles, CA 90010

U.S.A.

Fax: +213 637 5653

Attn.: Chief Executive Officer

12.	ASSIGNMENTS

Except as set forth below and with respect to sublicenses granted in accordance with Section 3, this Agreement (or any rights, interests, or obligations set forth hereunder) shall not be assignable by either party (or transferred by operation of law) without the prior written consent of the other party, which will not be unreasonably conditioned, withheld, or delayed. Notwithstanding the foregoing, the parties agree that at any time, PA may assign its rights and obligations to any affiliate of PA.

13.	PATENT MARKING

Licensee, Affiliates, and Sublicensees shall mark all packaging and documentation for Licensed Products, and when possible the Licensed Product itself, with permanent and legible designation of the number of applicable Licensed Patents and Intellectual Property in accordance with each country’s applicable patent laws.

14.	TERMINATION

14.1(a) Failure by PA or Licensee to comply with any of the material terms contained in this Agreement shall entitle the other party to give to such defaulting party written notice requiring it to cure the default. If the default is not cured within thirty (30) days after the receipt of the notice of a non-payment default, or forty-five (45) days after the receipt of the notice of a payment default (subject to the provisions of Section 14.1(b) below), the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or applicable law) to terminate this Agreement by giving notice to take effect immediately upon receipt by the party in default. The right of either party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

(b) In the event that Licensee fails to timely make any payment under Section 5 hereinabove by the due date, PA at its sole discretion may consent to a deferral of such payment, provided that such late payment shall accrue interest at the higher rate of (i)* and (ii) the highest rate permissible by law. Notwithstanding anything stated to the contrary herein, in the event that Licensee fails to timely make any payment under Section 5 hereinabove by the due date on more than two occasions during the Term, the 45-day cure period under Section 14.1(a) above with respect to such payments shall be reduced to fifteen (15) days.

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14.2 This Agreement shall automatically terminate if (i) either party shall voluntarily or involuntarily go into liquidation or bankruptcy, takes steps or prepare for such liquidation or bankruptcy, makes an assignment for the benefit of creditors, or have a receiver or a trustee appointed for its properties, unless such action is terminated or dismissed within ninety (90) days of initiation thereof; (ii) either party is unable to pay its debts when due or ceases to continue material business operations, or (iii) if Licensee otherwise unwinds or dissolves its business.

14.3 Notwithstanding the foregoing Sections, PA may terminate this Agreement by written notice at any time “for-cause”. A used herein, “for-cause” shall include: (a) fraud or misrepresentation with respect to entering into and/or in the performance this License Agreement (including without limitation, the representations and warranties contained in Section 9.2); (b) any change in the information contained in Section 23 which results in activities or items covered by clauses (a), (c), (d) or (e) of this Section 14.3; (c) PA becomes aware of circumstances that give it reason to believe that Licensee has engaged in illegal conduct (under any applicable law) or unethical business practices; (d) Licensee, or any of its Affiliates or Sublicensees, or any of their owners, directors, officers, agents or employees has become the target of an investigation or prosecution by any government authority for alleged corruption or fraud; or (e) Licensee assigns or sublicenses, or attempts to assign or sublicense, this Agreement or any of the Licensed Technology in violation of Section 3 hereof; provided, however, that in the event of any act described in Paragraphs (b), (c), and (d) above, Licensee shall have fifteen (15) days after receipt of written termination notice to cure such event.

14.4 If not sooner terminated as provided or permitted herein or extended by mutual agreement in writing, this Agreement shall automatically terminate upon expiration of the Term.

14.5 Upon termination of this Agreement for any reason, Licensee shall immediately deliver or cause to be delivered to PA all Confidential Information, all Licensed Technology, and all data or information it may have in its possession related to the Licensed Technology or the PA System, and shall do whatever is necessary to provide PA, or PA’s designee, full, unconditional, and unrestricted access ,to, and use of, all such data including any related master file. Upon termination of this Agreement, Licensee shall no longer have the right to use the Licensed Technology or the Units. Notwithstanding the foregoing, in the event that PA terminates this Agreement under Section 14.1 above, such termination shall be only a partial termination and this Agreement will continue with respect to any Units already Certified; provided, however, that (i) Licensee continue to be bound by any and all terms, conditions, and obligations of this Agreement with respect to such Units (including, without limitation, all reporting and payment obligations hereunder), (ii) the license granted hereunder to operate such Units shall become non-exclusive, and (iii) in the event of any further breach, violation, or non-compliance of such terms, conditions, or obligations, PA may immediately terminate this Agreement with respect to such Units by written notice to Licensee.

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15.	RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION

15.1 Termination of this Agreement, by expiration or otherwise for any reason, shall not terminate (i) PA’s right to receive all payments and royalties due and accrued and unpaid on the Effective Date of the termination, and (ii) the rights and obligations set forth in Sections 4, 5, 6, 8 and 10.

15.2 Following any termination of this Agreement, by expiration or otherwise (other than termination by PA pursuant to Section 14.3 hereof), Licensee and its Sublicensees, may sell for a three (3) month period after termination, in accordance with the terms of this Agreement, any Licensed Product which was in process of manufacture or finished on the Effective Date of the termination; provided, however, that with respect to these sales, Licensee shall continue to be bound by all of its obligations under this Agreement, including without limitation all reporting and payment obligations hereunder.

16.	INSURANCE

Where reasonably available under commercial terms, Licensee agrees to maintain the following minimum insurance coverages during the term of this Agreement:

16.1 Commercial general liability insurance, with a broad form general liability endorsement, with contractual liability included, against claims for bodily injury, death or property damage in connection with its operations contemplated by this Agreement, to afford protection in the amount of not less than *, combined single limit per occurrence, and general aggregate minimum limits of *. If such coverage is on a “claims made” basis rather than an “occurrence” basis, Licensee shall continue coverage, whether by tail coverage or otherwise, for a period of not less than two years following expiration of this Agreement.

16.2 Licensee shall acquire worker’s compensation insurance and automobile liability coverage at levels consistent with applicable law and prudent business judgment

16.3 The coverage will not be invalidated due to any act or omission on the part of any PA Party. Licensee shall provide certificates of insurance showing required coverages to PA.

16.4 Licensee’s coverage obligation shall include, without limitation, the acts and omissions of Licensee and its directors, officers, employees and agents and:

16.4.1 The insurance policy must require the insurer to notify PA in writing at least thirty (30) days prior to any cancellation, alteration or nonrenewal.

16.4.2 If Licensee fails to carry and maintain the required insurance or to deliver certificates of insurance, then Licensee will be in default under this Agreement.

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16.4.3 Upon request by PA, Licensee will provide PA with copies of all insurance policies and endorsements.

16.4.4 All insurance required hereby shall be effected under policies issued by responsible insurers authorized to do business within China.

16.5 Licensee shall procure such other policies of insurance from time to time as is reasonably requested by PA (such as Directors’ & Officers’ Insurance, Products Liability Insurances, and Errors & Omissions Insurance).

16.6 With respect to the foregoing policies, all PA Parties shall be named additional insureds under such liability policies.

17.	FORCE MAJEURE

A party shall not be liable for failure to act or delay upon fulfillment of all or part of this Agreement (other than for payments due hereunder to the other party), or any breach of this Agreement which is caused by or due to acts to acts of nature, war, warlike condition, terrorism, revolution, fire, or flood (each, a “Force Majeure Event”) during the duration of the Force Majeure Event; provided, however, that if such failure to act or delay continues for longer than ninety (90) days, then either party may otherwise terminate this Agreement as provided herein. Notwithstanding the foregoing, in no event shall a Force Majeure Event excuse performance under Section 5.

18.	COOPERATION ON DISPUTES

Each party shall reasonably cooperate with the other party in regard to any inquiry, dispute or controversy in which the other party may become involved and of which the other party may have knowledge. Such cooperation shall include disclosure of relevant documents and financial information, and interviews of Licensee’s personnel. Such obligation shall continue after the expiration or termination of this Agreement.

19.	LATE PAYMENTS

In the event royalty payments, re-billings or other amounts are not received by PA when due, Licensee shall pay to PA interest charges at a rate of *. Interest shall be compounded monthly and calculated from the date payment was due until the date payment was actually received by PA.

20.	WAIVER

No waiver by either party to this Agreement of any breach or default of any of the covenants or agreements set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

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21.	FAILURE TO PERFORM

If it becomes necessary for either party to undertake legal action against the other because of a failure of performance due under the terms of this Agreement, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

22.	GOVERNING LAWS

THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE STATE AND FEDERAL LAWS WITHIN THE JURISDICTION OF THE STATE OF NEW YORK, without regard to conflicts of laws principles. Any dispute or controversy arising out of or connected with, or relief sought pursuant to, this Agreement shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The venue of any such arbitration shall be Singapore. Judgment upon any arbitration award may be entered in any court having jurisdiction. The proceedings shall be conducted in the English language. Each party shall bear its own costs in any arbitration hereunder. The official and governing text of this Agreement shall be English.

23.	GOVERNMENT REGULATIONS; ANTI-CORRUPTION

23.1 Licensee shall meet or exceed all regulatory standards implemented by any applicable government for the design, construction, and operation of the Units or the Licensed Technology, and any production and sale of Licensed Products. Licensee shall bear all costs and expenses associated with meeting regulatory standards. Licensee shall also comply fully with all other applicable laws, rules and regulations including those of the United States.

23.2 Licensee has represented and warranted to PA, and hereby reaffirms its representation, that no Affiliate, director, employee, or direct or indirect owner of Licensee, or any representative, consultant or agent of Licensee who will be involved in Licensee’s performance of the License Agreement or the project contemplated under that agreement, is a Government Official, political party official or candidate, or a close family member or designee of such an official or candidate. In the event that during the term of this Agreement there is a change in the information contained in this paragraph, Licensee agrees to make immediate disclosure to PA. If, in PA’s sole and absolute discretion, such change substantially detracts from or increases the risks related to its relationship with Licensee, such changes will constitute grounds for termination of this Agreement under Section 14.3. In addition, Licensee shall promptly advise PA of any change in the financial or ownership interests in or management of Licensee. If, in PA’s sole and absolute discretion, such changes substantially detract from or increase the risks related to its relationship with Licensee, such changes will constitute grounds for termination of this Agreement.

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Notwithstanding the above, the parties acknowledge that * and other companies and enterprises in the energy sector in the People’s Republic of China are state or quasi-state enterprises and the central government of the People’s Republic of China has control over strategic industries such as the oil and energy industry. Therefore, in the event that PA becomes aware of any Government Relationship of any Affiliate, owner, officer, director, employee, agent, consultant, or representative of Licensee or any Sub-licensee, PA shall notify Licensee of this relationship and Licensee will, no later than two (2) days after receiving such notification, provide PA with an explanation of such relationship. Thereafter, if required by PA (in its sole and absolute discretion), Licensee shall have a reasonable period of time, but no more than thirty (30) days, to terminate and sever its relationship with the Affiliate, owner, officer, director, etc. who has the offending government relationship.

In addition, if any Government Relationship is reasonably necessary for Licensee to satisfy Section 9.2.4 (which *), then, in such a case, Licensee will provide an explanation of such Governmental Relationship and PA will determine whether, in its sole and absolute discretion, such Government Relationship may be maintained by Licensee. In the event that PA decides that such Governmental Relationship may not be maintained by Licensee, and Licensee is unable to fulfill its obligations under Section 9.2.4, then PA may either waive the requirement regarding the *, or terminate the Agreement pursuant to Section 14.1 (so long as such Government Relationship does not result in activities or items covered by clauses (a), (c), (d) or (e) of Section 14.3 hereof, in which case PA tray terminate this Agreement under Section 14.3).

23.3 Notwithstanding anything else in this Agreement to the contrary, Licensee affirms that it, or its Affiliates, have not and will not, in connection with the actions contemplated by this Agreement or in connection with any other business involving PA, make, offer, promise, agree to make or authorize any payment or transfer of anything of value, directly or indirectly to: (i) any Government Official; (ii) any political party, party official or candidate; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; (iv) any owner, director, employee, representative or agent of any actual or potential customer or Sublicensee of Licensee; (v) any director, employee, representative or agent of PA or any of its affiliates; or (vi) any other person or entity, if such payment or transfer would violate the laws of the country in which made or the laws of the United States or the laws of any other relevant jurisdiction. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. This Section does not, however, prohibit the providing of reasonable and customary meals and entertainment in the normal course of business or the giving of business mementos of nominal value.

24.	FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

If the law of any nation requires that this Agreement or any associated transaction be either approved or registered with any governmental agency, Licensee shall assume all legal obligations and costs to do so.

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25.	EXPORT CONTROL LAWS

Licensee shall use its best efforts to ensure compliance with, and shall observe and abide by, all applicable United States and foreign laws, rules, and regulations with respect any transfer of Licensed Technology or the PA System hereunder or any related technical data from the United States and/or into foreign countries (including without limitation the foreign countries within the Territory), including, without limitation, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations, and any applicable rules or regulations promulgated by the United States Commerce Department or Treasury Department. No later than ten (10) days prior to exporting any Licensed Technology or any part of the PA System, or any related technical data, from the United States, or importing any Licensed Technology or any part of the PA System, or any related technical data, into any foreign country, Licensee shall provide evidence satisfactory to PA, in its reasonable discretion, that the Licensee may make such transfer in compliance with, and without violating, any such applicable laws, rules, or regulations.

26.	MISCELLANEOUS

26.1 No amendment or modification of this Agreement shall be. valid or binding upon the parties unless made in writing and signed by each party. There are no third-party beneficiaries to this Agreement. This Agreement and the embody the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, whether verbal or written, between the parties relating to its subject matter, including but not limited to, the Summary of Terms dated January 9, 2009.

26.2 Other than as may be specifically stated herein, Licensee shall have no right to use the name or other designation of PA in connection with any sale or promotion of Licensed Products without the express written consent of PA. Licensee shall be entitled to identify the source, but not the content, of the Licensed Technology in a factual manner.

26.3 If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired; provided that the essential benefits to the parties hereunder remain intact.

26.4 To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee or such other authorized U.S. agency or instrumentality.

26.5 The headings of the sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

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26.6 Licensee acknowledges and agrees that PetroAlgae, Inc., a Delaware corporation, and its affiliates, and their respective directors, officers, employees and agents are not parties to this Agreement, that none of such parties have any obligations under this Agreement and that Licensee, its Affiliates and Sublicensees have no rights against any such parties under this Agreement.

26.7 Licensee agrees that the employees, consultants, and agents of Licensee will not for any purpose be considered employees, consultants, or agents of any PA Party and that Licensee assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits. PA agrees that the employees, consultants, and agents of PA will not for any purpose be considered employees, consultants, or agents of Licensee and that PA assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits.

26.8 Nothing herein shall prohibit or limit either party’s right to injunctive relief in connection with this Agreement or any dispute arising in connection with the relationship contemplated hereby.

26.9 No party shall issue any press release or make any public statement regarding the terms of this Agreement, unless required by applicable laws or regulations, including, without limitation, any filings as required by applicable securities laws or the United States Securities and Exchange Commission. In the spirit of cooperation, both parties agree to provide advance notice of such public statement to the other party and to solicit the other party’s comments. Neither party shall make reference to the other in a press release or any other written statement connected with public media in connection with this Agreement, except with the prior written approval of the other party, which shall not be unreasonably withheld. The parties shall not use, nor permit to be used by any other person or entity, the name of any other party, nor any adaptation thereof, or the name of any other party’s employees in any advertising, promotional or sales literature or for any other purpose without the prior written permission of the other party.

26.10 This Agreement may be executed in counterparts, and by facsimile or electronic transmission.

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IN WITNESS WHEREOF, each of the parties hereto has caused these presents to be executed in manner and form sufficient to bind it as of the day and year first above written.

Witnesses:		GTB POWER ENTERPRISE, LTD., a Samoan limited liability company

By:	/s/ Stan Yakatan	By:	/s/ Hun-Chi Lin
Name:	Stan Yakatan	Name:	Hun-Chi Lin
		Title:	CEO

PA, LLC, a Delaware limited liability company f/k/a PetroAlgae, LLC

By:	/s/ Robert Q. Lee	By:	/s/ Ottmar Dippold
Name:	Robert Q. Lee	Name:	Ottmar Dippold
		Title:	CEO

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List of Exhibits

to Master License Agreement

Exhibit “A”:	Technical Description of Licensed Technology

Exhibit “B”:	Licensed Patents and Intellectual Property

Exhibit “C”:	Description of Software

Exhibit “D”:	Schedule of Payments for Licensing Fees

Exhibit “E”:	Service and Support Agreement

Exhibit “F”:	Performance Parameters

Exhibit “G”:	Capitalization Structure

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Exhibit “C”

Description of Software

PetroAlgae software description

Introduction

The PetroAgae System (the System) utilizes * (the Software) for the * of the System in accordance with the *. The Software also includes the *. Operation of the PetroAlgae System * and * and result in the * under the *. The System is *. The System is likewise * including all *.

Note that not * of the System.

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Main System Sections

The main Software sections are the:

*

Detailed Description of the Software

A description of Software Section follows:

*

The * Section contains the following * based upon the *.

Processes $

*

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* Tables

The * Section contains the following *:

*

The * Section contains the * based upon the * and includes the *. This Section also contains the * for the *.

*

The * contains the *. The * Section includes:

*

*

The * contains the * for the *. The *

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Section includes:

*

*

The * contains the * and includes:

*

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*

*

The * Section contains the * as needed.

Execution Copy

Exhibit “D”

Schedule of Payments for Licensing Fees

in *

Due on the *

*